Signature Copy

CONSULTING AGREEMENT

THIS CONSULTING AGGREEMENT (this "Agreement"), dated as of January 1, 2010, is by and between Golfers Incorporated, a Nevada corporation ("Company"), and Marba, Inc., a Nevada corporation ("Consultant"). Company and Consultant are sometimes referred to collectively herein as the "Parties" or individually as a "Party".

RECITALS:

A. Consultant and Consultant's Representative (as hereinafter defined) have extensive background, experience, knowledge and contacts in the area of business development, marketing, production design, management systems and controls and other areas that would be beneficial to the company (the "Consultant's Area of Expertise").

B. Consultant desires to be engaged by Company, and Company desires to engage Consultant to make the Consultant's Representative available to Company in the course of Company's daily business and to provide consulting services to the company in the Consultant's Area of Expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and agreements contained in this Agreement and the mutual benefits to be derived therefrom, and in reliance upon the foregoing recitals of fact, the Parties agree as follows:

1. ENGAGEMENT AND RESPONSIBILITIES.

1.1. Engagement. Company hereby engages Consultant to provide services from time to time requested by Company within the Consultant's Area of Expertise in accordance with and subject to the terms of this Agreement. Consultant acknowledges that Company has entered into this Agreement upon the understanding that all services to be provided by Consultant will be provided by Stephen V. Abram (the "Consultant's Representative") and that this Agreement shall be deemed to be a personal services agreement with respect to such services. Consultant will use reasonable commercial efforts to cause all services to be provided by Consultant's Representative unless otherwise agreed in advance by Company and Company shall have no obligation to accept or compensate Consultant for services provided by any person other than Consultant's Representative without Company's prior written authorization.

1.2. Company Representative. Company has designated its President (the "Company Representative") as its representative for all purposes under this agreement. Company may change Company Representative at any time upon written notice to Consultant.

1.3. Duties and Professional Standards. Consultant shall, on behalf of Company but as an independent contractor, undertake and perform such duties within the Consultant's Area of Expertise as are assigned to Consultant by Company Representative and shall report to and be under the general direction of Company Representative. All services provided by Consultant or Consultant's Representative shall be in accordance with the highest professional standards of the industry.

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2. TERM.

2.1. Term. This Agreement shall become effective on and as of the date first set forth above (regardless of whether this Agreement is signed before, on or after such date) and shall continue for a period of 60 months.

2.2. Early Termination. The foregoing notwithstanding, this Agreement may be terminated:

(a) By either Party upon 10 days' written notice to the other Party of any material default under this Agreement which default is not cured within such period;

(b) By Company immediately upon written notice to Consultant if Consultant's Representative is no longer available to provide services under the Agreement or Consultant or Consultant's Representative takes any action or fails to take any action that Company determines could (i) violate applicable laws or professional standards, (ii) result in a breach of any agreement binding upon Company or its assets, (iii) result in a fine, penalty or other legal sanction or (iv) expose Company to an unreasonable risk of liability or adverse public opinion;

(c) By Consultant immediately upon written notice to Company if Consultant (i) is required to take any action prohibited by applicable law or professional standards, (ii) prohibited from taking any action that is required by applicable law or professional standards or (iii) exposes Consultant or Consultant's Representative to an unreasonable risk of injury, fine, penalty or legal sanction; or

(d) By Company upon 30 days' written notice to Consultant, regardless of the reason therefore;

2.3. Effect of Expiration of Termination. Upon expiration or termination of this Agreement:

(a) Company shall pay to Consultant all fees and other compensation payable by Company under this Agreement that have accrued as of the date of expiration or termination.

(b) Consultant shall cease any actions on behalf of Company, except to the extent necessary to adequately preserve and protect Company's interest in services and work product previously performed and shall return to the other all data, materials, and other property belonging to Company in the possession of Consultant or Consultant's Representative.

3. COMPENSATION.

3.1. Basic Compensation. For all services to be provided by Consultant under this Agreement, Company shall pay to Consultant a fee in the amount of $27,000 per month from January 1, 2010 through July 31, 2010, then $15,000 per month from August 1, 2010 through December 31, 2010, payable in arrears, with the first such payment due on January 31, 2010. Beginning January 1, 2011, through June 30, 2011, the Company shall pay to consultant a fee in the amount of $17,384.49 per month, payable in arrears, with the first such payment due on January 31, 2011. Beginning in July, 2011, the Company shall pay to consultant a fee in the amount of $17,849.67 per month, payable in arrears, with the first such payment due on January 31, 2011 and each subsequent payment due on the last day of each calendar month during the term of this Agreement.

3.2. Expenses. Company shall reimburse the Consultant's Representative for the following out-of-pocket expenses directly related to the performance of this Agreement within thirty (30) days after presentation of receipts therefore:

(a) ordinary travel expenses outside of Consultant's Representative city of residence, approved in advance by Company, including normal coach airfares, hotels, meals and rental vehicles;

(b) mileage driven in Consultant's Representative automobile at Company's reimbursement rate in effect from time to time;

(c) other reasonable out of pocket expenses incurred by Consultant's Representative in connection with the performance of the services by Consultant's Representative in accordance with this Agreement.

3.3. Withholding. Consultant shall provide Company with a Form W-4 certifying that Consultant is exempt from backup withholding. The foregoing notwithstanding, Company shall be entitled to withhold from any payments to Consultant hereunder any amounts which Company is obligated to withhold under federal or state law, including without limitation, amounts relating to income taxes, social security taxes, Medicare taxes, and unemployment taxes.

3.4. Setoff. The Company shall be entitled to and shall set off against any amounts payable under this Agreement any amounts payable by Consultant under that certain Promissory Note payable to W.G. Chase dated January 1, 2010 in the original principal amount of $129,418.18, payable in monthly installments of $2,384.49 commencing on January 31, 2011 and continuing on the first day of each calendar month thereafter. Any such amounts set off against the Promissory Note shall be treated for all purposes as though such amount was paid to Consultant under this Agreement and Consultant simultaneously paid such amount under the Promissory Note.

4. NON-SOLICITATION, NON-DISCLOSURE AND WORK PRODUCT.

4.1. Non-competition; Non-Solicitation.

(a) During the term of this Agreement, Consultant agrees that it shall not, for itself or on behalf of or as an employee, consultant, representative, owner or subcontractor of any other person, perform the same services for any competitor of Company and shall take reasonable steps to prevent the Consultant's Representative from taking any such actions.

(b) During the term of this Agreement and for a period of one (1) year after termination of this Agreement, Consultant shall not offer or sell any goods or services that are competitive with, the same as, or similar to any goods or services provided by Company during the term of this Agreement to any person that purchased goods or services from Company during the term of this Agreement or otherwise interfere with the business of Company and shall take reasonable steps to prevent the Consultant's Representative from taking any such actions.

(c) During the term of this Agreement and for a period of one (1) year after termination of this Agreement, consultant agrees that it shall not, for itself or on behalf of or as an employee,

consultant, representative, owner or subcontractor of any other person solicit any employee, consultant or other supplier of labor, goods or services to Company to provide the same or similar labor, goods or services to any person and shall take reasonable steps to prevent the Consultant's Representative from taking any such action.

4.2. Confidential Information.

(a) Consultant shall not disclose to any person any confidential information of or relating to Company, its products, services, customers or suppliers, or other information that is useful in connection with Company's business and shall take reasonable steps to prevent Consultant's Representative from taking any such actions. As used herein, confidential information includes but is not limited to (i) the written, printed, graphic or electronically recorded materials furnished by Company for use by Consultant; (ii) Company's business plans, customer or prospect lists, pricing and costing information, financial information, operating procedures, trade secrets, designs, formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind; (iii) written or tangible information stamped "confidential," proprietary," or similar legend or which is disclosed in confidence to Consultant and later reduced to writing or other tangible form and marked "confidential," "proprietary," or similar legend; (iv) the existence of this Agreement and terms hereof; (v) all work product of Consultant under this Agreement; and (vi) any similar information of Company's customer or suppliers; *provided, however*, that the term shall not include any such information that has been published or otherwise publically disclosed by Company.

(b) Nothing in this section shall prohibit Consultant or Consultant's Representative from disclosing any confidential information that is required to be disclosed pursuant to the judicial order of any court having jurisdiction over Company, Consultant or Consultant's Representative; provided, however, Consultant shall take commercially reasonable actions to notify Company before any such disclosure if it is not prohibited from providing such notification and to limit the further disclosure of such confidential information.

4.3. Work Product.

(a) Consultant hereby assigns to Company its entire right, title and interest, including all patent, copyright, trade secret, trademark and other proprietary rights in all work product produced by Consultant or Consultant's Representative under this Agreement. Consultant shall, at no charge to Company, execute and aid in the preparation of any papers that Company might consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights. Company shall reimburse Consultant for any out-of-pocket expenses incurred under this provision. Upon termination of this Agreement, Consultant shall deliver and shall cause Consultant's Representative to deliver all copies of such work product to Company.

(b) Consultant represents and warrants that all work product will free from any claims by other person, including claims that such work product infringes upon or violates any copyright, patent, trade secret, or other property right of any previous client or employer.

(c) Work product shall mean any tangible or intangible materials produced by Consultant or Consultant's Representative in connection with this Agreement and shall include but not limited to, any notes, computations, recordings, logs, contact sheets, minutes, computer code (in object code and source code form), programming code, data, specifications, work-up files, website content (including HTML script, designs, forms, text, music, graphics, photographs and videos), and other materials, in whatever form.

4.4. Survival. The requirements of this Section 4 shall survive the expiration of termination of this Agreement for the periods stated herein or, if no period is stated, indefinitely.

5. INDEMNIFICATION. Consultant shall indemnify, defend, and hold harmless Company and each of its directors, officers, managers, members, employees, agents, representatives, successors and assigns from and against and pay on behalf of or reimburse such persons in respect of any loss, liability, damage, debt, obligation, deficiency, tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether or not arising out of third person claims and regardless of when asserted (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) to the extent of the actual amount thereof which any of them may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any misrepresentation or breach of any representation or warranty made by Consultant in this Agreement or any breach of any covenant or agreement made by Consultant contained in this Agreement; (ii) any action taken by Consultant or Consultant's Representative that is beyond the scope of services to be provided by Consultant under this agreement or (iii) any negligent act or omission of Consultant or Consultant's Representative.

6. RELATIONSHIP. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between Company and Consultant or Consultant's Representative. Consultant shall remain responsible for and shall indemnify and hold harmless Company for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness, workmen's compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligation now existing or hereafter enacted and attributable to Consultant or Consultant's Representative.

7. REPRESENTATIONS

7.1. Authority. Consultant has the authority to enter into this Agreement and to perform its obligations hereunder.

7.2. No Conflict. The entry into this Agreement by Consultant and the performance of its obligations hereunder will not conflict with, or be a breach or default under, any agreement to which Consultant or Consultant's Representative is a party. Without limiting the generality of the foregoing, Consultant represents that neither Consultant nor Consultant's Representative is presently bound by or subject to a non-competition, non-disclosure, or other agreement with any current or previous employer or client which would interfere with the performance by Consultant or Consultant's Representative of their respective obligations under this Agreement.

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7.3. Third Person Confidential Information. Neither Consultant nor Consultant's Representative has provided or will provide under this Agreement, any confidential information belonging to any other person and access to or use of the confidential information of any third person is not necessary for the performance of Consultant's obligations under this Agreement.

7.4. Payments. Neither Consultant nor Consultant's Representative, nor any owners, members, directors, officers, employees, contractors or other agents or persons acting on Consultant's behalf have, directly or indirectly, paid lent, given, or provided anything of value, or promised to pay, lend, give or provide anything of value, to, for, or at the direction or request of, any person that is, or is a candidate to become, an officer, minister, legislator, executive, judge, member of any other governing body, official, agent, or consultant of any government; any subdivision, agency, department, committee or other instrumentality of any government; any government-owned or government-controlled corporation or entity; any political party; or any international quasi-governmental organization for the purpose of influencing any person in a decision regarding the sale or proposed sale of any goods or services by any person. Consultant agrees that neither it nor any such persons will make any such payments, loans, or gifts to any Customer or in connection with the sale of any Product of Facility or the development of any Project. Consultant will take all actions reasonably necessary to insure that no person contracted or retained by Consultant has made or will make any payment, loan, or gift that Consultant could not make directly without violating the terms of this Agreement or applicable laws.

7.5. Ownership; Financial Interest. Neither Consultant, nor Consultant's Representative, nor any of Consultant's owners, members, directors, officers, employees, contractors or other agents or persons acting on Consultant's behalf are, or are candidates to become, an officer, minister, legislator, executive, judge, member or any governing body, official, agent, or representative of any government, or any subdivision, agency, department, committee, or other instrumentality of any government-owned or government-controlled corporation or entity, any political party, or any international quasi-governmental organization and that no such person has any interest in Consultant or will receive any part of the compensation paid to Consultant hereunder.

8. MISCELLANEOUS

8.1. Notices. Any notice under this Agreement shall be in writing and given either: (a) personal delivery, (b) delivery service (costs prepaid), or (c) by mail. In the case of clauses (b) and (c), such notice will be given to the address of such Party set forth on the signature page of this Agreement or to such other address as a person may furnish to the other as provided in this sentence.

8.2. Assignability. Company may transfer or assign this Agreement to or for the benefit of any third party. Unless authorized under a specific provision or an amendment to this Agreement, no part of this Agreement, and no part of any compensation paid under this Agreement, may be transferred, assigned or delegated by Consultant and any attempt to the contrary shall be void and of no legal effect.

8.3. Compliance with Applicable Laws. Consultant will comply with all applicable laws of the state in which Consultant resides and the United States of America in connection with the performance of its obligations under this Agreement.

8.4. Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the United States of America and, to the extent not preempted thereby, the laws of the state of California. The parties agree to be subject to the exclusive jurisdiction of the federal and state courts located in Los Angeles, California.

EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON-COVENIENS, TO ASSERT THAT IT IS NON SUBJECT TO THE JRUISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.5.

8.5. Jury Trail Waiver. In recognition of the higher costs and delay which may result form a jury trial, the Parties hereby irrevocably waive any rights to trial by jury of any claim, demand, action or cause of action (i) arising hereunder, or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each Party further waives any right to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived; and each Party hereby agrees and consents that any such claim, demand, action or cause of action shall decided by court trial without a jury, and that any Party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

8.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties agree that the fax or portable document format copy of any signature shall be binding upon the Parties and agree to provide upon request a manually signed copy of any counterpart delivered with a faxed or portable document format copy of a signature.

8.7. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents that may be delivered by either Party hereunder, contain or will contain the entire agreement among the Parties with respect to the transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

8.8. Modifications, Amendments and Waivers. This Agreement may be modified, amended or otherwise supplemented only by written document signed by all of the Parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the Party waiving such right or power.

8.9. Expenses. Except as otherwise expressly provided elsewhere in this Agreement, each Party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, fees and expenses of its own accountants and counsel.

8.10. Attorneys' Fees and Costs. Should any Party institute any action or proceeding in any court or arbitration proceeding to enforce any provision of this Agreement, the prevailing Party shall be entitled to

receive from the losing Party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

8.11. Further Assurances. Each Party shall execute and deliver such further instruments and take such further actions as any other Party may reasonably request in order to carry out the intent of this Agreement.

8.12. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement, Article, Section, Exhibit, Schedule, preamble, Recital and Party references to this Agreement unless otherwise stated.

Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, Consultants, heirs, and assigns of the Parties.

8.13. Severability. If any term or condition of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby. Each term and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.14. Construction: Drafting. Each Party hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement, therefore, the language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties hereto, without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

8.15. Legal Counsel. The Parties hereto each state that they have read this Agreement carefully, that they have consulted with legal counsel regarding the terms and provision of this Agreement, and that they have relied solely upon their own judgment without the influence of anyone in entering into this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized Consultants as of the date first set forth above.

COMPANY:
GOLFERS INCORPORATED

By: ______________________
Name: Michael F. Abram
Title: President

CONSULTANT:
MARBA, INC.

By. ______________________
Name: Stephen V. Abram
Title: President